Southwestern Energy First Quarter 2011 Earnings Teleconference

Speakers:

Steve Mueller; President and Chief Executive Officer

Greg Kerley; Executive Vice President and Chief Financial Officer

Steve Mueller; President and Chief Executive Officer

Good morning, and thank you for joining us.  With me today are Greg Kerley, our CFO, and Brad Sylvester, our VP of Investor Relations.

If you have not received a copy of yesterday’s press release regarding our first quarter 2011 results, you can find a copy on our website at www.swn.com.  Also, I would like to point out that many of the comments during this teleconference are forward-looking statements that involve risks and uncertainties affecting outcomes, many of which are beyond our control and are discussed in more detail in the Risk Factors and the Forward-Looking Statements sections of our annual and quarterly filings with the Securities and Exchange Commission. Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

To begin, I am excited that we continue to deliver top tier results and am equally enthusiastic about the rest of 2011. We continue to maintain well costs while growing production, and yesterday we increased our guidance for the rest of 2011 to take into account our first quarter results and the stronger production we are seeing from the Fayetteville and the Marcellus. We posted production growth of 28% during the quarter, fueled by our Fayetteville Shale play which grew by 34% with production of 101 Bcf. We also produced 7.0 Bcfe from East Texas, 4.2 Bcf from the Arkoma Basin and 2.8 Bcf from the Marcellus Shale which we kicked off late in 2010.

Fayetteville Shale Play

Now, to talk about each of our operating areas. We placed 137 operated wells on production in the Fayetteville Shale during the first quarter, which resulted in gross operated production reaching over 1.7 Bcf per day at March 31.

Our operated horizontal wells had an average completed well cost of $2.8 million per well with an average drilling time of 8.4 days during the first quarter. We also placed 11 wells on production during the quarter that were drilled in 5 days or less. Due to our faster drilling times, we have increased our 2011 capital investments program by $100 million to a total of $2.0 billion for the company. As a result, we expect to drill about 30 additional wells in the Fayetteville this year than we previously planned.

Our average initial producing rates were approximately 3.2 million cubic feet per day, which is down from the fourth quarter primarily due to locational differences in the mix of wells and increased line pressures. In March, we put on several wells in our most northern area of the field which encountered higher line pressures than the rest of the field. This had the effect of lowering the initial production rates for those wells.

We continue to test tighter well spacing and, at March 31, we had placed over 764 wells on production that have well spacing of 700 feet or less, representing approximately 65-acre spacing or less. To date, we have concluded that approximately 30% of the roughly 600,000 net acres drilled to date can be developed at 30- to 50-acre spacing and approximately 70% can be developed at a maximum of 65-acre spacing. We are still refining our conclusions with the goal of determining individual spacing for each section. Interference testing is ongoing, field-wide geologic and production models continue to be refined and additional spacing tests are being drilled by other operators in the field.

Appalachia

In Northeast Pennsylvania, we have approximately 173,000 net acres prospective for the Marcellus Shale. We are very encouraged by what we have seen to date. At March 31, we had completed 14 operated Marcellus Shale wells on 5 pads located in our Greenzweig area in Bradford County. Net production from the area was 2.8 Bcf in the first quarter of 2011, compared to 0.8 Bcf in the fourth quarter of 2010.

In our Greenzweig area, our practice is to place several wells on production from a single pad at the same time and the results continue to be strong. Three wells that were placed on production in October 2010 are currently producing at an average gross rate of 6.3 million cubic feet per day per well, while three wells placed on production in November 2010 are currently producing at an average gross rate of 4.3 million cubic feet per day per well and three wells placed on production in February 2011 are currently producing at an average gross rate of 5.8 million cubic feet per day per well. On April 18th, we placed three additional horizontal wells on production at a gross rate of over 4 million cubic feet per day per well. These wells are still cleaning up and flowing up casing. Rates will increase after installation of production tubing. All of our wells are currently producing without the benefit of compression into line pressures of around 1,000 psi and gross operated production from the area is currently approximately 60 MMcf per day.

In March 2011, we entered into a Letter of Intent with DTE Energy to gather our future natural gas production from the Range Trust area in Susquehanna County. Final terms of the gathering agreement are currently being negotiated, however first volumes to be delivered to interstate pipelines could be as early as the second quarter of 2012. We also recently executed agreements with both the Millennium Pipeline and the Tennessee Gas Pipeline which will increase our ability to move Marcellus gas to premium markets.

New Ventures

In New Brunswick, the acquisition of approximately 410 miles of 2-D data is scheduled to begin in May and will continue through the 3rd quarter. We also plan to do another phase of geochem acquisition that is planned to start in the 3rd quarter.

At the beginning of the year, we reported approximately 490,000 net acres in New Ventures that was not a part of New Brunswick. As of April 15, we have more than 620,000 net acres leased and are still on schedule for drilling at least 2 wells in the second half of the year.

Other Areas

In our other areas, we participated in drilling 2 wells in East Texas during the quarter, both of which were operated. In March 2011, we entered into a definitive purchase and sales agreement for the sale of certain oil and natural gas leases, wells and gathering equipment in Shelby, San Augustine and Sabine Counties in East Texas for approximately $85 million. The effective date of the sale is January 1, 2011 and the standard closing adjustments will include natural gas sales proceeds and capital invested in 2011 prior to the closing. The sale includes only the producing rights to the Haynesville and Middle Bossier Shale intervals in approximately 9,700 net acres. The net production from the Haynesville and Middle Bossier Shale intervals in this acreage was approximately 7 MMcf per day as of April 15, 2011 and proved net reserves were approximately 25 Bcf as of year-end 2010. We expect the transaction to close in the second quarter of 2011.

In closing, we are excited about moving to more development drilling in the Fayetteville Shale, increasing our activity in Pennsylvania and drilling our first wells on some new ideas we have been working on over the past two years.

I will now turn it over to Greg Kerley, our Chief Financial Officer, who will discuss our financial results.

Greg Kerley – Executive Vice President and Chief Financial Officer

Thank you, Steve, and good morning.  As Steve noted, our financial and operating results for the quarter were stronger than we expected and continue to highlight our industry-leading low cost structure.

We reported earnings for the first quarter of $137 million, or $0.39 per share, compared to earnings in the first quarter of 2010 of $172 million, or $0.49 per share, as our production growth of 28% was offset by the effect of significantly lower realized natural gas prices.

Our discretionary cash flow was $392 million, compared to $418 million in the first quarter of 2010, due to the impact of lower gas prices.

Our average realized gas price of $4.12 per Mcf was down more than a $1.00 from the same period last year. Our commodity hedging activities increased our average gas price by $0.44 per Mcf during the first quarter of 2011.  With the favorable storage report yesterday we were able to hedge some more volumes for 2011 and currently we have NYMEX price hedges in place on notional volumes of 171 Bcf of our remaining 2011 gas production at a weighted average floor price of $5.26 per Mcf.  As a reminder, our hedge position, combined with the cash flow generated by our Midstream Services business which is not dependent on gas prices, provides protection on approximately 55% of our total expected cash flow for 2011.

Operating income for our E&P segment was $178 million during the quarter, down from $250 million in the same period last year.  Our all-in cash operating costs, which include lease operating expenses, general and administrative expenses, taxes other than income taxes and net interest expense, were $1.30 per Mcfe for the first quarter of 2011, and remains one of the lowest in our industry.

Our full cost pool amortization rate also declined, dropping to $1.31 per Mcfe in the quarter, from $1.41 in the prior year.  The decline in the average amortization rate was primarily the result of the sale of certain East Texas oil and natural gas leases and wells in the second quarter of 2010, as the proceeds from the sale were appropriately credited to the full cost pool, combined with lower acquisition and development costs.

Operating income from our Midstream Services segment increased by 43% in the first quarter to $54 million.  The increase in operating income was primarily due to the increase in gathering revenues from our Fayetteville and Marcellus Shale plays, partially offset by increased operating costs and expenses.  At March 31st, our Midstream segment was gathering approximately 1.9 billion cubic feet of natural gas per day through 1,623 miles of gathering lines in the Fayetteville Shale play, compared to gathering approximately 1.5 billion cubic feet per day a year ago.

At March 31, we had $531 million borrowed on our $1.5 billion credit facility at an average interest rate of around 2.25%, and had total debt outstanding of a little more than $1.2 billion.  This leaves us with a debt to book capital ratio of 28% and a debt to market capitalization ratio of only 8%.

That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2011 and March 31, 2010.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	3 Months Ended Mar. 31,
	2011	2010
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 396,479	$ 417,579
Add back (deduct):
Change in operating assets and liabilities	(4,947)	186
Net cash provided by operating activities before changes in operating assets and liabilities	$ 391,532	$ 417,765